Exhibit 99.1

EMSC News- for Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
deborah.hileman@emsc.net

Emergency Medical Services Names New EmCare President

Greenwood Village, CO—(April 1, 2010)—Emergency Medical Services Corporation (NYSE: EMS) (“EMSC” or the “Company”) today announced the appointment of Todd G. Zimmerman as President of its EmCare subsidiary, effective April 1, 2010.  Mr. Zimmerman succeeds James Murphy, who recently announced his retirement.

In his new role, Mr. Zimmerman has overall operational responsibility for EmCare and its operating divisions.

William A. Sanger, EMSC Chairman and CEO, said, “I have had the pleasure of working with Todd the past several years as an executive of EmCare, American Medical Response and later with EMSC.    His expertise in our business has been instrumental to EMSC and EmCare’s success over the past several years.  I am confident that his continued leadership in this new role will be a tremendous asset to the Company.”

Mr. Zimmerman began his career in the private practice of law.  He joined EmCare in 1997 and assumed responsibility for the EmCare legal department in 1999.  With the formation of EMSC in 2005, Mr. Zimmerman was named General Counsel of EMSC, and has received various additional responsibilities as Executive Vice President of EMSC since that time.  In his various roles, Mr. Zimmerman has provided operational and strategic guidance for the companies and has been instrumental in working with employees, management, and the investor community for EMSC, EmCare and AMR.  Mr. Zimmerman received his B.S. in Business Administration from St. Louis University and his J.D. from the University of Virginia School of Law.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s outsourced facility-based physician services segment. AMR is the largest provider of ambulance services in the United States. EmCare is a leading provider of outsourced physician services to healthcare facilities. In 2009, EMSC provided services in 13.0 million patient encounters in more than 2,200 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

About EmCare®

EmCare, Inc. and the physician groups operating under the EmCare brand are leading providers of outsourced facility-based physician services. EmCare has more than 500 exclusive contracts with hospitals and independent physician groups to provide emergency department, anesthesiology, hospitalist and radiology staffing, management and other administrative services. EmCare is a subsidiary of Emergency Medical Services Corporation.